Exhibit G

[Hypothetical example of the interactive spreadsheet to be emailed to each Eligible Optionee that will be used to calculate the Total Payment and which must be included with each election form submission.]

						Enter "N" for none, ""A" for all or "U" for the unvested portion only
Example Employee

Grant	Grant	Total	Vested	Tender	Total	Unvested			Cash
Date	Price	Shares	Shares	Price	Price	Price			Payment
2/1/2005	$8.90	1,500	1,500	$0.19	$281.61	$-	A	All	$281.61
7/2/2007	$11.99	1,500	656	$0.45	$681.77	$383.61	A	All	681.77
2/1/2008	$7.03	3,000	937	$0.77	$2,308.47	$1,587.46	A	All	2,308.47
2/1/2007	$10.21	3,500	1,968	$0.44	$1,522.90	$666.60	A	All	666.60
2/1/2006	$13.00	3,500	2,843	$0.17	$591.35	$111.00	A	All	111.00
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-
#NA	$-	-	-	$-	$-	$-	N	None	-

Cash payment due for options tendered									$4,049.45